Exhibit 10.21

OPTION CANCELLATION AGREEMENT

THIS OPTION CANCELLATION AGREEMENT (this “Agreement”) is entered into as of January 31, 2005 among Science Applications International Corporation, a Delaware corporation (“SAIC”), Telcordia Technologies, Inc., a Delaware corporation (“Telcordia”) and Matthew J. Desch (“Option Holder”).

R E C I T A L S

WHEREAS, Option Holder is an employee of Telcordia or one of its subsidiaries and holds options to purchase SAIC Class A common stock (“SAIC Stock”), which options were issued pursuant to SAIC’s 1999 Stock Incentive Plan.

WHEREAS, SAIC owns one hundred percent (100%) of the outstanding capital stock of Telcordia, and SAIC intends to complete a sale of all or a controlling interest in Telcordia (the “Transaction”).

WHEREAS, if a Transaction is completed in accordance with the definitive agreement or agreements relating thereto (the “Closing”), Telcordia will no longer be a subsidiary or an affiliate of SAIC effective upon the date of the Closing (the “Termination Date”).

WHEREAS, because Telcordia will no longer be affiliated with SAIC upon the Closing, all vested options held by Option Holder as of the Termination Date (the “Vested Options”) will have to be exercised within the thirty (30) day period following notice to Option Holder from SAIC or, at the end of such thirty (30) day period, all Vested Options which have not been exercised will terminate. All unvested options issued to Option Holder will be forfeited as of the Termination Date.

WHEREAS, Option Holder may exercise vested options by either payment of cash or by exchanging vested SAIC Stock that Option Holder owns; provided, however that shares acquired through the exercise of a stock option must be owned for at least six months before they may be used as payment to exercise an option.

WHEREAS, in the event a Transaction is completed, SAIC is allowing Option Holder to elect to cancel all the Vested Options in exchange for the right to receive a cash payment in an amount equal to (A) the product of (1) the number of shares of SAIC Stock issuable upon the exercise of each of the Vested Options and (2) the price per share of SAIC Stock as of the Closing minus the per share exercise price for each such Option, and minus (B) all applicable federal, state and local taxes required to be withheld in respect of such payment.

A G R E E M E N T

NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Cancellation of Vested Options. Option Holder agrees and is hereby surrendering all Vested Options outstanding as of the Closing for cancellation effective immediately after the Closing. In exchange for the cancellation of the Vested Options, Option Holder shall be entitled to receive an amount in cash equal to (A) the product of (1) the number of shares of SAIC Stock issuable upon the exercise of each of the Vested Options and (2) the price per share of SAIC Stock as of the Closing minus the per share exercise price for each such Option, and minus (B) all applicable federal, state and local taxes required to be withheld in respect of such payment (the “Payment”). For example, assuming that price per share of SAIC Stock as of the Closing is $38.14, cancellation of 500 options with a per share exercise price of $29.52 and 1000 options with a per share exercise price of $30.83 would result in a payment of $11,620, less applicable tax withholdings. [(500 x [$38.14 – $29.52]) + (1000 x [$38.14 – $30.83]) = $11,620]. All unvested options held by Option Holder as of the Closing are forfeited as of the Closing. All stock option agreement(s) that govern the terms of the Vested Options and any unvested options shall be terminated effective immediately after the Closing.

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2. Agreement Not to Exercise. Option Holder’s election to receive cash in exchange for cancellation shall apply to all Vested Options held by Option Holder as of the Closing. Option Holder agrees not to exercise any of the Vested Options on or after the Termination Date and further agrees that any attempt to exercise any of the Vested Options on or after the Termination Date shall be null and void.

3. Representations and Warranties of Option Holder. Option Holder hereby represents, warrants and covenants that: (a) Option Holder is the sole beneficial and record owner and holder of the Vested Options, which Vested Options are free and clear of any liens, claims, options, charges, third party rights or other encumbrances (including, without limitation, restrictions on rights of disposition other than those imposed by applicable laws); (b) Option Holder has full power and authority to make, enter into and carry out the terms of this Agreement; (c) Option Holder has duly executed and delivered this Agreement; and (d) this Agreement constitutes a valid and binding obligation of Option Holder.

4. Further Assurances. Option Holder hereby covenants and agrees to execute and deliver any additional documents and take any other actions necessary or desirable to carry out the purpose and intent of this Agreement, including, without limitations, any actions required to cancel the Vested Options.

5. Payment and Withholding.

(a) The Payment shall be made by Telcordia to Option Holder promptly after Closing but in no event later than 30 days after the Termination Date. Option Holder agrees that Telcordia, SAIC, or their respective successors or affiliates, shall be entitled to deduct and withhold from the Payment such amounts that Telcordia, SAIC, their respective successors or affiliates are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code, Treasury Regulations or any provision of state, local or foreign tax law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to Option Holder in respect of which such deduction and withholding was made.

(b) SAIC shall reimburse Telcordia for the amount of the payment made to the Option Holder prior to Option Holder’s tax withholdings no later than the date Payment is made by Telcordia to the Option Holder. Telcordia shall make all required tax withholdings from the Payment to Option Holder and submit all taxes due with respect to the Payment to the proper taxing authorities in a timely manner.

6. Release. In return for part of the consideration provided to Option Holder pursuant to this Agreement, Option Holder hereby waives, releases and forever discharges SAIC, Telcordia, their respective subsidiaries, affiliates, successors and assigns and their current and former officers, directors, stockholders, agents, employees, attorneys, representatives and employee benefit programs (including the trustees, administrators, fiduciaries and insurers of such programs) (collectively referred to as the “Releasees”) from any claims and potential claims for relief, causes of action and liabilities, known or unknown, that Option Holder may have against Releasees or relating to (i) the employment relationship between Option Holder and Telcordia, (ii) Option Holder’s affiliation with SAIC and the termination of that affiliation, including any and all claims, rights and any personal gain with respect to any claim arising under the provisions of the False Claims Act, 3 1 U.S.C. 3730 and (iii) Option Holder’s ownership of SAIC stock or options or Option Holder’s participation in any SAIC or Telcordia benefit or stock plan. This release applies to all such claims relating to any event, state of facts, circumstance or condition occurring or existing on or prior to the Termination Date, and this release will be effective as of the Effective Date (as defined herein). The foregoing release shall not be a release of Option Holder’s rights under the Executive Change in Control, Incentive and Severance Agreement dated September 20, 2004 between Option Holder and Telcordia, or any rights Option Holder may have to indemnification or directors and officers liability insurance coverage. Any dispute of any nature arising out of or relating to this Agreement or any dispute which may arise in the future shall be settled in a final and binding arbitration administered by Judicial Arbitration and Mediation Services, Inc. (JAMS).

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7. Entire Agreement. This Agreement constitutes the final, complete and exclusive agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by an officer, employee or representative of any party hereto.

8. Governing Law. This Agreement shall be deemed to have been entered into in the State of California, and all questions of the validity, interpretation, or performance of any of its terms or of any rights or obligations of the parties to this Agreement shall be governed by California law.

9. Amendment. This Agreement may be amended, modified and supplemented only by written agreement between the parties hereto which states that it is intended to be a modification of this Agreement.

10. Notices. Any notice required or permitted to be given to any party under this Agreement shall be in writing and shall be deemed to have been given when delivered personally, delivered by reputable overnight courier or received by registered or certified mail, postage prepaid, return receipt requested, addressed to the party to whom such notice is to be given at the party’s address set forth below or as such party shall otherwise direct by written notice given pursuant to this Section 10:

To SAIC:	Science Applications International Corporation
10260 Campus Point Drive, M/S F1
San Diego, California 92121
Attention: Director Stock Programs

With copy to:	Science Applications International Corporation
10260 Campus Point Drive, M/S F3
San Diego, California 92121
Attention: General Counsel

To Telcordia:	Telcordia Technologies, Inc.
1 Telcordia Drive, Room 5J100
Piscataway, New Jersey 08854
Attention: Joseph Giordano, Esq.

To Option Holder:	At Option Holder’s address of record with SAIC
Stock Programs

11. Effective Date. This Agreement shall not become effective unless and until the following: (a) the Closing occurs; (b) Option Holder is an employee of Telcordia or one of its subsidiaries on the Termination Date; (c) as of the Termination Date, Option Holder holds Vested Options (the “Effective Date”).

12. Termination. If the Effective Date has not occurred on or prior to September 30, 2005, this Agreement shall terminate in its entirety and be of no further force or effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Option Cancellation Agreement to be executed as of the day and year first above written.

“Option Holder”

/s/    MATTHEW J. DESCH

Signature

Printed Name: Matthew J. Desch

Account Number:_XXX-XX-5094-01

Email Address: mdesch@telcordia.com

Date: Jan. 19, 2005

SCIENCE APPLICATIONS

INTERNATIONAL CORPORATION

By: /s/    DOUGLAS E. SCOTT

Name: Douglas E. Scott

Title:  Senior Vice President, Secretary

      and General Counsel

TELCORDIA TECHNOLOGIES, INC.

By: /s/    JOSEPH L. WALSH

Name: Joseph L. Walsh

Title:  Senior Vice President

      and Chief Financial Officer

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